CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 15, 2016, relating to the financial statements and financial highlights, which appears in Vanguard Institutional Target Retirement 2010 Fund and Vanguard Institutional Target Retirement Income Fund’s (both a series of Vanguard Chester Funds) Annual Report on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Additional Information About the Funds” and “Representations and Warranties” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 26, 2017